EXHIBIT 10.7

AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT

December 16, 2008

Don Kania	Executive
c/o FEI Company
5350 NE Dawson Creek Drive
Hillsboro, OR 97124

FEI Company
an Oregon corporation
5350 NE Dawson Creek Drive
Hillsboro, OR 97124	FEI

FEI considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of FEI and its shareholders. FEI recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of FEI and its shareholders. In order to induce Executive to remain employed by FEI in the face of uncertainties about the long-term strategies of FEI and possible change of control of FEI and their potential impact on Executive’s position with FEI, this Amended and Restated Executive Severance Agreement (“Agreement”), which has been approved by the Board of Directors of FEI, sets forth the severance benefits that FEI will provide to Executive in the event Executive’s employment by FEI is terminated under the circumstances described in this Agreement.

1. Employment Relationship. Effective as of August 14, 2006 (the “Employment Commencement Date”), Executive became employed by FEI as President and Chief Executive Officer (“Current Position”). Executive and FEI acknowledge that Executive’s employment with FEI constitutes “at-will” employment, and either party may terminate this employment relationship at any time and for any or no reason, subject to the obligation of FEI to provide the severance benefits specified in this Agreement in accordance with the terms hereof.

2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as Exhibit A (“Release of Claims”). Executive promises to execute and deliver the Release of Claims to FEI within the later of (a) 21 days from the date Executive receives the Release of Claims (or within such longer period of time as required by applicable law but in no event later than sixty (60) days following Executive’s termination, inclusive of any revocation period set forth in the Release of Claims) or (b) the last day of Executive’s active employment.

3. Compensation Upon Termination for Death, Disability or Other than For Cause not in Connection with a Change of Control. In the event of a Termination of Executive’s Employment (as defined in Section 8.1 of this Agreement) from the Current Position due to Executive’s death, Disability (as defined in Section 8.4 of this Agreement) or termination by FEI for any reason other than for Cause (as defined in Section 8.2 of this Agreement), and such termination is not in Connection with a Change of Control (as defined in Section 8.5 of this Agreement), then contingent upon Executive’s execution of the Release of Claims and compliance with Sections 9, 10 and 12 FEI shall pay Executive, in a single lump sum payment after employment has ended and eight days have passed following execution of the Release of Claims without revocation (subject to Section 23), the amounts set out below as severance pay and in lieu of any other compensation for periods subsequent to the date of termination:

(a) If the date of Termination of Executive’s Employment occurs prior to the first anniversary of the Employment Commencement Date, then Executive shall be paid a lump sum amount in cash equal to the sum of: (i) twenty-four (24) months of Executive’s annual base pay at the rate in effect immediately prior to the date of termination, plus (ii) 200% of the Executive’s target bonus for the year in which Termination of Executive’s

Employment occurs under the annual cash incentive plan(s) in effect at the time of termination (less bonus amounts already paid for such year).

(b) If the date of Termination of Executive’s Employment occurs on or after the first anniversary of the Employment Commencement Date, then Executive shall be paid a lump sum amount in cash equal to the sum of: (i) eighteen (18) months of Executive’s annual base pay at the rate in effect immediately prior to the date of termination, plus (ii) 150% of the Executive’s target bonus for the year in which Termination of Executive’s Employment occurs under the annual cash incentive plan(s) in effect at the time of termination (less bonus amounts already paid for such year).

4. Compensation Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. In the event of a Termination of Executive’s Employment in Connection with a Change of Control (i) for Good Reason (ii) other than for Cause, or (iii) upon Executive’s death or Disability and Executive was employed in his Current Position at the time of a Change of Control, then in each event contingent upon Executive’s executing and not revoking the Release of Claims and compliance with Sections 9, 10 and 12, Executive shall be entitled to the benefits set forth in this Section 4 (subject to Section 23). If Executive is entitled to benefits under this Section 4, Executive shall not be entitled to any benefits under Section 3 of this Agreement as they are not cumulative.

4.1 Base Pay and Bonus. Executive shall be paid a lump sum amount in cash equal to the sum of: (i) twenty-four (24) months of Executive’s annual base pay at the rate in effect immediately prior to the date of termination, plus (ii) 200% of the Executive’s target bonus for the year in which Termination of Executive’s Employment occurs under the annual cash incentive plan(s) in effect at the time of termination (less bonus amounts already paid for such year). Subject to Section 23, if Executive’s employment ends on or before October 15 of a calendar year, his or her severance pay will be paid after eight days have passed following execution of the Release of Claims without revocation but on or before December 31 of that calendar year. If Executive’s employment ends after October 15 if a calendar year, his or her severance pay will paid on the later of (a) the second payroll date in the calendar year next following the calendar year in which the Executive’s employment has ended or (b) the first payroll date following the date his or her Release of Claims becomes effective, subject to Section 23 below.

4.2 Health Insurance. Pursuant to COBRA, a federal law, Executive is entitled to extend coverage under any FEI group health plan in which Executive and Executive’s dependents are enrolled at the time of termination of employment. FEI will pay Executive a lump sum cash payment in an amount equivalent to two times (2x) the reasonably estimated cost Executive may incur to extend for a period of 18 months under the COBRA continuation laws Executive’s group health and dental plan coverage in effect at the time of termination. Executive may use this payment for such COBRA continuation coverage or for any other purpose. The amount payable pursuant to Section 4.2 shall be paid on the same date that the Section 4.1 payment is payable.

4.3. Life Insurance. For a period of two years following Termination of Executive’s Employment, FEI shall maintain in full force and effect, at its sole cost and expense, for Executive’s continued benefit, any life insurance policy insuring Executive’s life in effect immediately prior to termination, provided that Executive’s continued participation is possible under the general terms and provisions of such policy. In the event that Executive’s continued participation in such policy is barred, FEI shall make a lump sum cash payment to Executive equal to the total premiums that would have been paid by FEI for such two-year period. The amount payable pursuant to Section 4.3, if any, shall be paid on the same date that the Section 4.1 payment is payable.

4.4 Stock Options and Other Awards. All outstanding stock options held by Executive shall become immediately exercisable in full and shall remain exercisable until the earlier of (a) two (2) years after termination of employment or (b) the option expiration date as set forth in the applicable option agreement. All vesting and performance requirements shall be deemed fully satisfied, and all repurchase rights of FEI shall immediately terminate, under all outstanding restricted stock awards held by the Executive. With respect to outstanding awards other than stock options and restricted stock (but including restricted stock units), Executive will immediately vest in and have the right to exercise such awards, all restrictions will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100 percent target levels and all other terms and conditions met. Such awards will be paid or otherwise settled as soon as administratively practicable following the date of termination or, if later, the date of exercise (subject to Section 23, to the extent applicable).

5. Capped Benefit. Notwithstanding any provision in this Agreement, in the event that Executive would receive a greater after-tax benefit from the Capped Benefit (as defined in the next sentence) than from the payments pursuant to this Agreement (the “Specified Benefits”), the Capped Benefit shall be paid to Executive and the Specified Benefits shall not be paid. The Capped Benefit is the Specified Benefits, reduced by the amount necessary to prevent any portion of the Specified Benefits from being “parachute payments” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“IRC”), or any successor provision. In the event of a reduction in accordance with the preceding sentence, the reduction will occur in the following order: reduction of the cash severance pay provided pursuant to Sections 4.1 and 4.2, the vesting acceleration of outstanding equity awards provided pursuant to Section 4.4, and the Company-paid life insurance coverage (or the cash equivalent) provided pursuant to Section 4.3. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account all payments and benefits Executive will receive in connection with a Change of Control (collectively, excluding the Specified Benefits, the “Change of Control Payments”) as determined in accordance with Section 280G of the IRC and the regulations issued thereunder. To determine whether Executive’s after-tax benefit from the Capped Benefit would be greater than Executive’s after-tax benefit from the Specified Benefits, there shall be subtracted from the sum of the before-tax Specified Benefits and the Change of Control Payments (including the monetary value of any non-cash benefits) any excise tax that would be imposed under IRC Section 4999 and all federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Specified Benefits are to be paid or such lower rate as Executive advises FEI in writing is applicable to Executive. Unless FEI and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by FEI’s independent public accountants or other nationally recognized accountants reasonably acceptable to both parties (the “Accountants”), whose determination shall be conclusive and binding upon Executive and FEI for all purposes. For purposes of making the calculations required by this Section, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the IRC. FEI and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. FEI shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6. Tax Withholding; Subsequent Employment.

6.1 Withholding. All payments provided for in this Agreement are subject to applicable tax withholding obligations imposed by federal, state and local laws and regulations.

6.2 Subsequent Employment. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by FEI by reason of any compensation earned by Executive as the result of employment by another employer after termination.

7. Other Agreements or Arrangements. In the event that severance benefits are payable to Executive under any other agreement or arrangement with or plan or policy of FEI in effect at the time of termination (including but not limited to any employment agreement or severance plan or policy, but excluding for this purpose any stock option agreement, restricted stock agreement or restricted share unit agreement, or any plan under which any such stock options, shares of restricted stock or restricted stock units may have been issued, that may provide for accelerated vesting, extension of exercise periods or related benefits upon the occurrence of a change of control, death or disability), the benefits provided in this Agreement shall be in lieu of the benefits provided in all such other agreements and arrangements.

8. Definitions.

8.1 Termination of Executive’s Employment. Termination of Executive’s Employment means that FEI has terminated Executive’s employment from his Current Position with FEI, provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by FEI. For purposes of Section 4, Termination of Executive’s Employment shall include termination by Executive in Connection with a Change of Control, by written notice to FEI referring to the applicable paragraph of Section 8.1, for “Good Reason” based on:

(A) the assignment to Executive of a different title, job or responsibilities that results in any decrease in the level of responsibility of Executive with respect to the surviving company after the Change of Control when compared to Executive’s Current Position;

(B) a reduction by FEI or the surviving company in Executive’s base pay as in effect immediately prior to the Change of Control, other than a salary reduction that is part of a general salary reduction affecting employees generally;

(C) a reduction by FEI or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control; or

(D) FEI or the surviving company requires Executive to be based more than 50 miles from where Executive’s office is located immediately prior to the Change of Control except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of FEI prior to the Change of Control.

8.2 Cause. Termination for “Cause” shall mean a termination by FEI based on (i) Executive’s willful and substantial misconduct in the performance of his duties, (ii) Executive’s willful failure to perform his duties after two weeks written notice from FEI (other than as a result of a total or partial incapacity due to a physical or mental illness, accident or similar event), (iii) the Executive’s material breach of this Agreement, (iv) the commission by Executive of any material fraudulent act with respect to the business and affairs of FEI or any subsidiary or affiliate thereof or (v) Executive’s conviction of (or plea of nolo contendere to) a crime constituting a felony. FEI may terminate Executive’s employment for Cause only with the approval of a majority of the Board.

8.3 Change of Control. A Change of Control shall mean that one of the following events has taken place:

(A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of FEI representing more than twenty percent (20%) of the total voting power represented by FEI’s then outstanding voting securities (other than to the extent such beneficial ownership arises from a voting agreement, proxy or similar document entered into in connection with and pertaining to a merger or similar transaction approved by FEI’s Board);

(B) the consummation of the sale or disposition by FEI of all or substantially all of FEI’s assets;

(C) the consummation of a merger or consolidation of FEI with any other corporation, other than a merger or consolidation which would result in the voting securities of FEI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of FEI or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(D) a change in the composition of the Board occurring within a one (1) year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of FEI as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the directors of FEI at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to FEI).

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of FEI.

8.4 Disability. For purposes of the payment of severance benefits under Section 3 or Section 4 of this Agreement, “Disability” shall mean Executive’s absence from full-time duties with FEI for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after notice of termination by FEI following such absence Executive shall have returned to the full-time performance of Executive’s duties. The conclusive and binding determination of Executive’s Disability will be made by the Board of Directors in accordance with the definition of Disability as set forth above.

8.5 In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with FEI is “in Connection with a Change of Control” if Executive’s employment is terminated on or within eighteen (18) months following a Change of Control (as such term is defined in Section 8.3 of this Agreement).

9. Non-Competition. For the duration of Executive’s employment with FEI and, if severance benefits are payable under Section 3 or 4 following the termination of such employment, for one year following the date of termination (collectively, the “Noncompete Period”), Executive will not, without the prior written consent of FEI, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name to, lend Executive’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the former, current or currently contemplated products or activities of FEI or any of its subsidiaries, in any state of the United States or in any country in which FEI or any of its subsidiaries sells products or conducts business; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. During the Noncompete Period, Executive will, within ten days after accepting any employment, advise FEI of the identity of any employer of Executive. Receipt of the benefits provided under Sections 3 and 4 hereof is conditioned upon compliance by Executive with this Section.

10. Non-Solicitation; Non-Hire. For the Noncompete Period, Executive hereby agrees that Executive will not, directly or indirectly, either for himself or any other person: (a) induce or attempt to induce any employee of FEI or any of its subsidiaries to leave the employ of FEI or such subsidiary; (b) in any way interfere with the relationship between FEI and its subsidiaries and any employee of FEI or any of its subsidiaries; (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any current or former employee of FEI or any of its subsidiaries, other than such former employees who have not worked for FEI or any of its subsidiaries in the prior 12 months; (d) induce or attempt to induce any customer, supplier, licensee or business relation of FEI or any of its subsidiaries to cease doing business with FEI or such subsidiary, or in any way interfere with the relationship between FEI and its subsidiaries and any customer, supplier, licensee or business relation of FEI or any of its subsidiaries; or (e) solicit the business of any person known to Executive to be a customer of FEI or any of its subsidiaries, whether or not Executive had personal contact with such person, with respect to products or activities which compete in whole or in part with the former, current or currently contemplated products or activities of FEI and its subsidiaries or the products or activities of FEI and its subsidiaries in existence or contemplated at the time of termination of Executive’s employment. Receipt of the benefits provided under Sections 3 and 4 are conditioned upon compliance by Executive with this Section.

11. Successors; Binding Agreement.

11.1 This Agreement shall be binding on and inure to the benefit of FEI and its successors and assigns.

11.2 This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Resignation of Corporate Offices. Executive will resign Executive’s office, if any, as a director, officer or trustee of FEI, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of FEI, effective as of the date of termination of employment. Executive agrees to provide FEI such written resignation(s) upon request and that no severance will be paid until after such resignation(s) are provided.

13. Governing Law, Attorneys Fees. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon. FEI shall pay all reasonable attorney’s fees and expenses (including at trial and on appeal) of Executive in enforcing its rights under Section 4 of this Agreement in the event of a Termination of Executive’s Employment in Connection with a Change of Control.

14. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and FEI.

15. Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

16. Injunctive Relief. A breach of Executive’s obligations under Section 9 or 10 hereof may not be one which is capable of being easily measured by monetary damages and, consequently, Executive specifically agrees that such sections may be enforced by injunctive relief. Further, Executive specifically agrees that, in addition to such injunctive relief, and not in lieu of it, FEI may also bring suit for damages incurred by FEI as a result of a breach of Executive’s obligations under such sections.

17. Notices.

17.1 General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to FEI in writing. In the case of FEI, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

17.2 Notice of Termination. Any termination by FEI for Cause or by Executive for Good Reason or otherwise shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the date of termination. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

18. Integration. This Agreement, together with the equity award grant notices and agreements that describe Executive’s outstanding equity awards, FEI’s standard form of indemnification agreement and indemnification policies, and FEI’s standard form of confidentiality agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement, including but not limited to any equity award grant notices and agreements whether issued and entered into prior to, contemporaneously with, or following this Agreement, the terms of this Agreement will prevail except to the extent this Agreement is specifically referenced in such other agreement.

19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by FEI, Executive’s service as an officer or director of FEI, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Portland, Oregon before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Oregon Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.

21. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23. IRC Section 409A.

23.1 Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the IRC and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination of employment (other than due to death), then the severance benefits payable to Executive under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six-month anniversary of his date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

23.2 It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. FEI and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

24. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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FEI COMPANY		EXECUTIVE

By:	/s/ T. Ashcroft	/s/ Don Kania
	T. Ashcroft	Don Kania
Title:	V.P. Human Resources

EXHIBIT A

RELEASE OF CLAIMS

1. PARTIES. The parties to this Release of Claims (hereinafter “Release”) are Don Kania and FEI Company, an Oregon corporation, as hereinafter defined.

1.1 EXECUTIVE. For the purposes of this Release, “Executive” means Don Kania, and his heirs, executors, administrators, assigns, and spouse.

1.2 THE COMPANY. For purposes of this Release, the “Company” means FEI Company, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation’s officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.

2. BACKGROUND AND PURPOSE. Executive was employed by the Company. Executive’s employment is ending effective              pursuant to Section [3 or 4] of the Amended and Restated Executive Severance Agreement dated             , 2008 between the Company and Executive (“Agreement”). Pursuant to Section [3 or 4] of the Agreement, the Company is required to make certain payments and/or provide certain benefits to Executive as a result of termination of Executive’s employment.

The purpose of this Release is to settle, release and discharge all claims Executive may have against the Company, whether asserted or not, known or unknown, including, but not limited to, all claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims, whether asserted or not, known or unknown, past or present, that relate to Executive’s employment, compensation, reemployment, or application for reemployment.

3. RELEASE.

3.1 General Release. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Release, including, without limitation:

a) Any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b) Any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c) Any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d) Any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, any claim arising under the Oregon statutes dealing with employment and discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, except as prohibited by law, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, except as prohibited by law, the Sarbanes-Oxley Act of 2002, Executive Order 11246, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Oregon wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract, tort, or common law theories;

e) any and all claims for violation of the federal or any state constitution;

f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Release or the Agreement; and

h) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law.

3.2 Reservations of Rights. This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, applicable company stock incentive plan(s), applicable indemnification agreement (or as to indemnification rights only, any applicable company policy, bylaw, provision, statute, or law), the 401(k) plan maintained by the Company or any other plan maintained by the Company that is subject to ERISA. This release does not extend to any obligations incurred under this Agreement.

3.3 No Admission of Liability. It is understood and agreed that the acts done and evidenced hereby and the Release granted in this Agreement is not an admission of liability on the part of Executive or the Company.

4. CONSIDERATION TO EXECUTIVE.

The Company shall pay:

a) the lump sum of              DOLLARS ($            ) to Executive (less proper withholding) for severance (calculated on the basis of Executive’s base salary and target bonus) as provided in Section              of the Agreement; [and]

[b) the lump sum of              DOLLARS ($            ) to Executive (less proper withholding) for the reasonable estimate of COBRA continuation coverage as provided in Section              of the Agreement;] [and]*

[c) the lump sum of              DOLLARS ($            ), representing the cash equivalent (less proper withholding) of the premium to maintain Executive’s life insurance policy for two years (in lieu of maintaining such policy) as provided in Section              of the Agreement;] [and]*

[d) acceleration of vesting and/or payment of all of Executive’s stock options, restricted stock, restricted stock units and other equity awards, the termination of the Company’s rights to repurchase shares of

Company stock from the Executive, and the ability to exercise all of Executive’s options until the earlier of two years after the date his employment ends or the option expiration date as set forth in the applicable option agreement, all as provided in Section              of the Agreement.]*

If the Executive’s employment ends on or before October 15 of a calendar year, these amounts will be paid after receipt of this Release by the Company fully endorsed by executive, and following the expiration of the seven- (7) day revocation period described in Section 11 of this Release, but on or before December 31 of that calendar year, subject to six (6) month period specified in Section 23 of the Agreement to the extent the amounts described above may be considered deferred compensation under Section 409A. If the Executive’s employment ends after October 15 of a calendar year, these amounts will be paid on the later of (a) the second payroll date in the calendar year next following the calendar year in which the Executive’s employment has ended or (b) the fist payroll date following the date this Release becomes effective, subject to the six (6) month period specified in Section 23 of the Agreement to the extent the amounts described above may be considered deferred compensation under Section 409A.

5. NO DISPARAGEMENT. Executive agrees that henceforth Executive will not disparage or make false or adverse statements about the Company. The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about the Company. The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

6. CONFIDENTIALITY, PROPRIETARY, TRADE SECRET AND RELATED INFORMATION. Executive shall not make unauthorized use or disclosure of any of the Company’s confidential, proprietary or trade secret information, including, without limitation, confidential, proprietary or trade secret information regarding its products, customers and suppliers. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of any employment agreement between Executive and the Company (including the Confidential Intellectual Property and Non-solicitation Agreement). Should Executive or Executive’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7. OPPORTUNITY FOR ADVICE OF COUNSEL. Executive acknowledges that Executive has been, and hereby is, advised to seek advice of counsel with respect to this Release. Executive represents that he has carefully read and understands the scope and effect of the provisions of this Release.

8. ENTIRE RELEASE. Executive and the Company acknowledge that no other party has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release. This Release represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Release and Executive’s relationship with the Company, the termination thereof, and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Release and Executive’s relationship with the Company, with the exception of the Agreement, the equity award grant notices and agreements that describe Executive’s outstanding equity awards, the Company’s standard form of indemnification agreement and indemnification policies, and the Company’s standard form of confidentiality agreement.

9. SEVERABILITY. Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the remaining terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

*	Applicable only to termination under Section 4 of the Agreement

10. ACKNOWLEDGMENTS. Executive acknowledges that the Release provides severance pay and benefits which the Company would otherwise have no obligation to provide.

Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA, and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

11. REVOCATION. As provided by the Older Workers Benefit Protection Act, Executive shall have up to twenty-one (21) days to consider this Release. For a period of seven (7) days from execution of this Release, Executive may revoke this Release by so indicating in a signed writing delivered to the Company during the seven (7) day revocation period. This Release shall not be effective until after the revocation period has expired. In the event Executive signs this Release and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Release. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Company’s General Counsel that is received prior to the Effective Date of this Release. Upon receipt of Executive’s signed Release, the end of the revocation period without revocation by Executive and, to the extent applicable with respect to severance payments or separation benefits that may be considered deferred compensation under Section 409A, the expiration of the six (6) month period specified in Section 23 of the Agreement, the payments described in paragraph 4 above will be made by the Company to Executive in accordance with paragraph 4.

12. NO PENDING OR FUTURE LAWSUITS. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

13. BREACH. Executive acknowledges and agrees that any material breach of this Release, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Release and the Agreement, except as provided by law.

14. ARBITRATION. Executive and the Company agree that any and all disputes arising out of the terms of this Release or the Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Portland, Oregon before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Oregon Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.

15. TAX CONSEQUENCES. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Release or the Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

16. ATTORNEYS’ FEES. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Release, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

17. COUNTERPARTS. This Release may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

18. NO ORAL MODIFICATION. This Release may only be amended in a writing signed by Executive and the Company.

19. GOVERNING LAW. This Release shall be construed, interpreted, governed, and enforced in accordance with Oregon law.

20. EFFECTIVE DATE. Each Party has seven (7) days after that Party signs this Release to revoke it. This Release will become effective on the eighth day after it has been signed by both parties, so long as it is not revoked by either Party before that date (the “Effective Date”).

21. VOLUNTARY EXECUTION OF RELEASE. Executive understands and agrees that he executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

21.1 He has read this Release;

21.2 He has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his own choice or has elected not to retain legal counsel;

21.3 He understands the terms and consequences of this Release and of the releases it contains; and

21.4 He is fully aware of the legal and binding effect of this Release.

COMPANY:

FEI COMPANY

By:	Date:

Title:

EXECUTIVE:

Date:
Don Kania